EXHIBIT 99

                         MEDIA ADVISORY

              TD Bank Financial Group Investor Day
                    Wednesday August 3, 2005

TORONTO, Ontario - TD Bank Financial Group will host an Investor Day in Toronto on Wednesday August 3, 2005 at 10:00 a.m. ET. The event will feature presentations from TD Banknorth's (NYSE: BNK) senior management team including: Bill Ryan, Chief Executive Officer; Peter Verrill, Chief Operating Officer; Steve Boyle, Chief Financial Officer; John Fridlington, Chief Lending Officer; Ed Schreiber, Chief Risk Officer; and Wendy Suehrstedt, Chief Retail Banking Officer. The presentations will provide a strategic overview of TD Banknorth.

The audiocast of this event will be accessible via TD Bank Financial Group's website, at www.td.com/investor/index/jsp. Presentation material will be posted to the TDBFG website on August 3, 2005 prior to 10:00 a.m. A listen-only telephone line is available at: (416) 640-1907 or toll-free at: 1-888-250-4907.
In addition, the event will be archived on TDBFG's web site at www.td.com/investor/calendar_arch.jsp following the webcast and will be available for replay for a period of at least one month.


About TD Bank Financial Group

Marking 150 years of service to Canadians in 2005, The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group. TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking including TD Canada Trust; Wealth Management including the global operations of TD Waterhouse; Wholesale Banking, including TD Securities; and U.S. Personal and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world's leading on-line financial services firms, with more than 4.5 million on-line customers. TD Bank Financial Group had CDN$359 billion in assets, as of April 30, 2005. The Toronto-Dominion Bank trades on the Toronto and New York Stock Exchanges under the symbol "TD".


About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At June 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.





For further information:              Scott Lamb
                                      Investor Relations
                                      TD Bank Financial Group
                                      416-982-5075

                                      Neil Parmenter
                                      External Communications
                                      TD Bank Financial Group
                                      416-308-0836

                                      Jeff Nathanson
                                      Investor Relations
                                      TD Banknorth Inc.
                                      207-761-8517